Exhibit 99.1

MiMedx Announces Additional Access to Capital and Financing

Includes Approval of Paycheck Protection Program Loan and
Agreement to Modify Term Loan

Marietta, GA., April 21, 2020 - MiMedx Group, Inc. (OTC PINK: MDXG) (“MiMedx” or “the Company”), an industry leader in advanced wound care and an emerging therapeutic biologics company, today announced that it has received notice from Bank of America that its application for a Paycheck Protection Program loan (a “PPP Loan”) under the CARES Act has been approved. The Company expects to receive the funds from the PPP Loan by the end of the month. In addition, the Company has agreed to terms for an amendment to its Loan Agreement, dated as of June 10, 2019, with Blue Torch Finance LLC (“Blue Torch”), to modify certain covenant terms in the original Term Loan Facility. Both the PPP Loan and the Blue Torch amendment would provide the Company with additional capital and financial flexibility needed to support business operations in the midst of the current economic period.

Timothy R. Wright, MiMedx Chief Executive Officer, said: “Like other businesses, MiMedx is working to navigate the impacts of the COVID-19 pandemic. The additional capital available through these financing agreements would support the ongoing operations of the Company and reduce risk during this period of economic uncertainty.”

The PPP Loan application was for the maximum $10 million available under the program based on the Company’s North American Industry Classification System (NAICS) Code, Surgical Appliance and Supplies Manufacturing, and its categorization as a company with less than 750 total employees. As of the date of application and the date of this release, the Company employed approximately 710 full time personnel. The Company intends to use the proceeds from the PPP Loan in a manner that would allow for forgiveness of the entire amount of the loan, although there is no assurance that the proceeds of the PPP Loan will be forgiven.
In addition, the Company has agreed to terms for an amendment to its Term Loan Agreement with Blue Torch. Among other things, the amendment would provide for an increase in the maximum Total Leverage Ratio (as defined in the Term Loan Agreement), which is a quarterly test, for the remainder of 2020, and also would provide for a reduction in the minimum Liquidity (as defined in the Term Loan Agreement) requirement from April 2020 through and including November 2020. Specifically, the maximum Total Leverage Ratio would increase from 3 to 1 to 5 to 1 through December 31, 2020. The minimum Liquidity requirement would be reduced from $40 million to $20 million for April and May 2020, and from $30 million to $20 million for June through November 2020. In connection with the amendment, the Company would agree to pay a one-time fee of approximately $725,000, added to the principal balance, and a 1 percentage point increase in the interest rate to LIBOR plus 9%.
Recent Developments and Commentary
The Company applied for the PPP Loan and has agreed to terms for the Term Loan amendment to maintain business continuity and ongoing operations during the pandemic. Similar to other companies, including those operating in the health care sector, the Company’s business has been negatively impacted by the COVID-19 pandemic and actions taken to contain the virus’s spread. Access to treatment has been negatively impacted by shelter in place and social distancing rules, and as elective procedures have been canceled or postponed, demand for the Company’s products has softened. Product sales have also been negatively impacted due to the inability of the Company’s sales personnel to deliver in-person support and generate additional business with existing and potential customers in some geographies and care settings throughout the United States. As announced previously, the Company has implemented a number of cost containment measures, including the implementation of a temporary gradated reduction in compensation for all salaried employees, the impact of which equates to an approximate 15% reduction to total payroll costs, and continues to review additional areas of cost savings.

Timothy R. Wright added, “These important steps provide the opportunity to maintain momentum on our key strategic initiatives while supporting our business operations as we work through the current economic environment.”

Peter M. Carlson, MiMedx Chief Financial Officer, added, “Our continued focus, in addition to progressing efforts to be current in financial reporting, is to ensure that the Company’s capital structure is well positioned to provide a foundation for the future, both near and long term. We are monitoring the situation closely and continue to explore other opportunities that provide additional financial flexibility during this period of uncertainty and that are supportive of the execution of our long term strategy.”

About MiMedx

MiMedx® is an industry leader in advanced wound care and an emerging therapeutic biologics company developing and distributing human placental tissue allografts with patent-protected processes for multiple sectors of healthcare. The Company processes the human placental tissue utilizing its proprietary PURION® process methodology, among other processes, to produce allografts by employing aseptic processing techniques in addition to terminal sterilization. MiMedx has supplied over 1.8 million allografts to date. For additional information, please visit www.mimedx.com.

Forward-Looking Statements
This press release contains forward-looking statements. All statements relating to events or results that may occur in the future are forward-looking statements, including, without limitation, statements regarding the amount that the Company expects to receive under the PPP Loan, the anticipated timing of the receipt of funds under the PPP Loan, the Company’s expected use of proceeds under the PPP Loan, the Company’s expectation that it will be able to amend the Term Loan Agreement on the terms described, and the effects of the PPP Loan and the Term Loan Agreement. Forward-looking statements generally can be identified by words such as “expect,” “will,” “intend,” “seek,” “target,” “future,” “plan,” “continue,” “potential,” “possible,” “could,” “would,” “may,” “anticipate,” “to be” and similar expressions. These statements are based on numerous assumptions and involve known and unknown risks, uncertainties and other factors that could significantly affect the Company’s operations and may cause the Company’s actual actions, results, financial condition, performance or achievements to differ materially from any future actions, results, financial condition, performance or achievements expressed or implied by any such forward-looking statements. Factors that may cause such a difference include, without limitation, those discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.
Unless required by law, the Company does not intend, and undertakes no obligation, to update or publicly release any revision to any forward-looking statements, whether as a result of the receipt of new information, the occurrence of subsequent events, a change in circumstances or otherwise. Each forward-looking statement contained in this release is specifically qualified in its entirety by the aforementioned factors. Readers are advised to carefully read this release in conjunction with the important disclaimers set forth above prior to reaching any conclusions or making any investment decisions and not to place undue reliance on forward-looking statements, which apply only as of the date of this release.

Contact:

Hilary Dixon
Investor Relations & Corporate Communications
770.651.9066
investorrelations@mimedx.com